As filed with the Securities and Exchange Commission on June 22, 2006
Registration No. 333-____________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNSET BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-2007330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Wilshire Boulevard, Suite 1220
Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

2005 Stock Incentive Plan
(Full title of the plan)

Todd Sanders
President and Chief Executive Officer
10990 Wilshire Boulevard, Suite 1220
Los Angeles, California 90024
(310) 478-4600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock,
$.001 par value	10,000,000 shares	$.32	$3,200,000	$343

(1)
The number of shares being registered is the maximum aggregate number of shares presently issuable under the Plan. The registration statement also includes an indeterminable number of additional shares that may become issuable under the Plan pursuant to anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked prices of the common stock as reported by the Over-The-Counter Bulletin Board on May 11, 2006.

EXPLANATORY NOTE

This registration statement registers 10,000,000 shares of common stock of Sunset Brands, Inc. (the “Company”) to be offered pursuant to the Company’s 2005 Stock Incentive Plan. No shares have been issued under the 2005 Stock Incentive Plan as of the date hereof.

The materials which follow Part I, up to but not including the page beginning Part II of this registration statement, constitutes a reoffer prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8. The reoffer prospectus may be utilized for the reoffer and resale of up to 10,000,000 shares of common stock to the extent acquired by certain affiliates of the Company pursuant to the 2005 Stock Incentive Plan. The amount of the securities to be offered or resold by means of the reoffer prospectus by the designated selling shareholders may not exceed, during any three month period, the amount specified in Rule 144(e).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2005 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement, or as a prospectus or prospectus supplement pursuant to Rule 424.

Item 2.   Registrant Information and Employee Plan Annual Information. Upon written or oral request by a participant in the 2005 Stock Incentive Plan, the Company will provide any of the documents incorporated by reference into the Section 10(a) prospectus, without charge. Any document required to be delivered to the participants pursuant to Rule 428(b) will also be delivered without charge.

REOFFER PROSPECTUS

SUNSET BRANDS, INC.

10,000,000 Shares of Common Stock

This prospectus relates to offers and sales of up to 10,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”) of Sunset Brands, Inc., a Nevada corporation (the “Company”) by officers, directors and other “affiliates” as defined in Rule 405, promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These affiliates (“Selling Shareholders”) have acquired or will acquire the shares under the Company’s 2005 Stock Incentive Plan (the “Plan”).

The Selling Shareholders will determine when they will sell their shares, and in all cases they will sell their shares at the then-prevailing market price or at prices negotiated at the time of sale. We will not receive any proceeds from these sales. The brokers and dealers that the Selling Shareholders may utilize in selling their shares may receive compensation in the form of underwriting discounts, concessions or commissions from the sellers or purchasers of the shares.

Our stock is traded on the OTC Bulletin Board under the symbol “SSBN.” On May 11, 2006, the average of the bid and asked prices of our Common Stock on the OTC Bulletin Board was $0.32 per share. On May 11, 2006, there were 23,833,879 shares of our Common Stock issued and outstanding.

The Company's executive offices are located at 10990 Wilshire Boulevard, Suite 1220, Los Angeles, California 90024, and its telephone number at that location is (310) 478-4600.

Investing in the shares involves risks, which are described from time to time in the periodic reports we file with the Securities and Exchange Commission (the “Commission”), and which we incorporate herein by reference. Also see “Risk Factors” beginning on page 6.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2006

TABLE OF CONTENTS

Cautionary Statement Regarding Forward-Looking Statements	4

Our Company	4

Risk Factors	6

Use of Proceeds	12

Selling Shareholders	12

Plan of Distribution	13

Legal Matters	14

Experts	14

Indemnification of Directors and Officers	14

Where You Can Find More Information	14

YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward- looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. These statements may be found under "Our Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

OUR COMPANY

Sunset Brands, Inc. was incorporated in Nevada on May 1, 1998 as Novanet International, Inc. Effective August 1, 2004, Sunset changed its name to Cascade Sled Dog Adventures, Inc. and effective October 4, 2004 it changed its name to Sunset Brands, Inc. Sunset’s initial business consisted of conducting sled dog tours in the Mt. St. Helens area of Washington State. The winter of 2000 through 2001 was the only operational year for sled dog tours by Sunset. As of September 7, 2001 Sunset discontinued operations. In August, 2002 Sunset completed the divestment and return to Mr. Steve Madsen, an original founder, of all proprietary assets and rights pertaining to sled dog activities or other dog products and services earlier contributed by Mr. Madsen in exchange for all of his 480,000 issued and outstanding shares. Mr. Steve Madsen further relinquished all claims to any accrued wages or other compensation.

Since the return of assets to Mr. Steve Madsen, Sunset was an inactive public company until the completion of the Sunset Merger and the LCC Merger in October 2004. Following the Sunset Merger and the LCC Merger, Sunset's current business intends to capitalize on the fast growing demand for healthy, better for you foods and beverages that has resulted from the increased popularity of these items in everyday diets. It is Sunset's goal to become a category leader in this field through both the introduction of new product lines, as well as, the acquisition of additional healthy, better for you brands and/or companies. Sunset's initial entry into this category was through the acquisition of Low Carb Creations, Inc. (“Low Carb”) in October 2004. Low Carb has been a marketer of sweet and savory products for consumers interested in maintaining a low carbohydrate, healthy life style. Low Carb has provided development, distribution and consulting services related to low carbohydrate foods throughout the Untied States and Canada. During December 2004, Low Carb discontinued its active pursuit of its low carbohydrate business due to an inability to distribute its products. Although there can be no assurances that Sunset will be successful in its business plan, Sunset believes that it has positioned itself to begin its acquisition program and eventually become a leader in the healthy, better for you food and beverage industry.

On November 10, 2005, Sunset acquired U.S. Mills, Inc. (“US Mills”) pursuant to an Amended and Restated Acquisition Agreement and Plan of Merger by which US Mills merged with a wholly-owned subsidiary of Sunset. As consideration for the acquisition, IBF Fund Liquidating LLC, (“IBF”) a Delaware limited liability company and the holder of the outstanding capital stock of US Mills, received the following: (i) $5,000,000 in cash (in addition to $1,000,000 in cash that US Mills had received on May 19, 2005 from Sunset) of which $4,851,000 was used to repay US Mills’ outstanding indebtedness for borrowed money including debt to IBF and its affiliates, (ii) 321,429 shares of Sunset's Series B Preferred Stock which are convertible into 5,357,142 shares of common stock at an initial conversion price of $0.56 per share, with warrants to purchase an additional 4,200,000 shares of the Company's common stock at $.70 per share, such Series B Preferred Stock being subject to a three-year lock-up (iii) a Senior Subordinated Note in the original principal amount of $1,000,000 from the Company to IBF, (iv) a Subordinated Note in the original principal amount of $5,000,000 from the Company to IBF, and (v) a 12% Secured Convertible Debenture in the original principal amount of $5,000,000 with warrants to purchase the Company's common stock.

On November 10, 2005, the Company, as guarantor, entered into a Revolving Credit, Term Loan, and Security Agreement (the "Credit Agreement") with Capital Source Finance LLC, a Delaware limited liability company, as lender, and US Mills, the Company's wholly-owned subsidiary, as borrower. Pursuant to the Credit Agreement, the Lender agreed to make available to USM a revolving credit facility in the maximum principal amount of $3,000,000 and a term loan in the maximum principal amount of $3,500,000. The collateral for the payment of all amounts due under the Credit Agreement consists of substantially all of the assets of US Mills. A significant portion of the proceeds of the Credit Agreement were used to refinance the obligations and indebtedness of USM in connection with the Merger discussed above. The Credit Agreement terminates and all amounts outstanding thereunder shall be due and payable in full three years from November 10, 2005.   Upon the occurrence of an event of default under the Credit Agreement, the Company may become directly liable for US Mills' obligations under the Credit Agreement.

Following the US Mills acquisition, Sunset intends to capitalize on what we perceive as a growing demand for healthier foods and beverages. It is Sunset's goal to become a category leader in this field through both the introduction of new product lines, as well as, the acquisition of existing product lines or companies. Although there can be no assurances that Sunset will be successful in its business plan, Sunset believes that through US Mills and its management team, as well as the additional management resources that Sunset intends to add, Sunset will be well-positioned to emerge as a leader in the nutritional food and beverage industry.

US Mills is a leading independent branded consumer marketer of natural, organic and specialty ready-to-eat cereals, hot cereals, cookies and crackers. The Company markets five established brands - Uncle Sam Cereal, Erewhon, New Morning, Farina and Skinner’s Raisin Bran - in all 50 states, Canada and Puerto Rico. The brands are sold through supermarkets, mass merchandisers, wholesale grocers, natural food distributors and specialty food distributors.

The original US Mills was founded in Omaha as a manufacturer of ready-to-eat breakfast cereals. The company’s first product, Uncle Sam Cereal™, was introduced in 1908 as “the food for health” and continues to occupy a unique niche in the marketplace today. In 1926 U.S. Mills began producing Skinner’s Raisin Bran TM , America’s first raisin bran, for another company. US Mills later acquired the marketing rights to Skinner’s Raisin Bran under a 20-year renewable license.

Erewhon, Inc. was established in Boston in 1966 and was a pioneer in the “natural food” category. The Erewhon TM brand name is well known among natural food consumers, and its products are recognized for their purity and quality. In 1986, Erewhon acquired US Mills; the combined entity retained U.S. Mills as its corporate name and the Erewhon TM brand name as its line of organic and natural foods.

In 2000, US Mills acquired New Morn, Inc., and the New Morning TM brand of ready-to-eat organic food cereals. In 2001, US Mills acquired Holden Foods, Inc., and the Farina TM brand, originally introduced by Pillsbury in 1898.

RISK FACTORS

Risks Related to our Business and Industry

We have a limited operating history and cannot assure that our business will be profitable or that our business strategy can be implemented effectively.
Sunset has no operating history or significant assets. Sunset's prospects are subject to the substantial risks, expenses and difficulties frequently encountered in the establishment and growth of a new business in the food industry, which is characterized by a significant number of market entrants and intense competition, as well as the various risk factors described herein. The combined companies (Sunset and U.S. Mills) will incur substantial additional expenses, including advertising and promotional costs, “slotting” expenses (i.e., the cost of obtaining shelf space in certain stores), and integration costs of any future acquisitions. Accordingly, Sunset may incur losses in the future as a result of the implementation of its business strategy, even if revenues increase significantly. We can provide no assurance that Sunset’s business strategy will prove successful or that Sunset will be profitable in the future.

Our product diversification is limited, and we can provide no assurance that consumers will acceptance our existing and future products.
Consumer preferences for food and beverage products, especially health and diet-oriented products such as those Sunset intends to sell, are continually changing and are extremely difficult to predict. Tastes and preferences with respect to food and beverage products change from time to time. We can provide no assurance that Sunset will be able to achieve a significant degree of market acceptance for its products, that acceptance, if achieved, will be sustained for any significant period, or that product life cycles will be sufficient to permit Sunset to recover start-up and other associated costs.  We can provide no assurance that Sunset will succeed in the development of any new products or that any new products developed by Sunset will achieve market acceptance or generate meaningful revenue for Sunset.

Risks Relating to our Acquisition Strategy

We will need additional financing for acquisitions and sales growth.
A significant element of Sunset’s business strategy is the acquisition, development and expansion of healthy food and beverage brands and products. It is likely that Sunset will require third party financing (debt or equity) in connection with any future acquisitions, in connection with the expansion of Sunset’s business through non-acquisition means, as a result of any future operating losses, or to provide working capital for general corporate purposes.  There can be no assurance that any such required financing will be available or, if available, on terms attractive to Sunset.  Any third party financing obtained by Sunset may result in dilution of the equity interests of Sunset’s shareholders. In the event that Sunset is unable to obtain financing on favorable terms, Sunset may not be able to successfully implement its business plan and its financial condition and results of operations would be adversely affected.

In addition, Sunset believes that U.S. Mills' ability to expand its sales and increase its operating profits is constrained by a lack of working capital necessary to acquire inventory.
There can be no assurance that Sunset will be able to obtain adequate working capital on favorable terms, if at all. The failure to obtain such additional working capital would have an adverse effect on the ability of Sunset to expand sales and operating profits of any operating units, including U.S. Mills.

Pursuit of our acquisition strategy could result in unforeseen losses and diversion of time and resources. Failure of our acquisition strategy could decrease our efficiency, limit our growth and ultimately hinder our profitability.
A significant element of our business strategy will be the pursuit of strategic acquisition opportunities for the purpose of expanding, complementing and/or diversifying Sunset’s product offerings and business.  Such strategic acquisitions are likely to continue to comprise an element of Sunset’s business strategy for the foreseeable future.  However, we can provide no assurance that we will be able to identify, finance and complete additional suitable acquisitions on acceptable terms, or that future acquisitions will be successful.  Failure to acquire additional healthy food products or businesses may result in a failure to realize operating efficiencies and economies of scale and could prevent Sunset from obtaining the sales volume necessary to most effectively negotiate with customers and suppliers. This, in turn could, hinder our profitability. Moreover, Sunset may be unable to successfully integrate acquired companies or their management teams into Sunset’s operating structure, retain management teams of acquired companies on a long-term basis, or operate acquired companies profitably.

In addition, future acquisitions could divert management’s attention from the daily operations of Sunset and otherwise require additional management, operational and financial resources.  Acquisitions may also involve a number of other risks, including adverse short-term effects on Sunset’s operating results, dependence on retaining key personnel and customers, and risks associated with unanticipated liabilities or contingencies.

The absence of substantive disclosure relating to prospective acquisition targets makes it difficult for investors to evaluate our future profitability.
Because a significant part of Sunset's business plan involves acquisitions of other businesses, companies or brands which have not yet been identified, purchasers of Sunset's common stock will have no substantive information concerning consummation of any specific acquisition in considering an investment in Sunset. The absence of disclosure can be contrasted with the disclosure which would be necessary if Sunset had already identified an acquisition target. There can be no assurance that an investment in the securities offered hereby will not ultimately prove to be less favorable to purchasers pursuant to this prospectus than a direct investment, if such opportunity were available, in an acquisition candidate.

The absence of valuation or fairness opinion in connection with the U. S. Mills acquisition may mean that we paid more for the acquisition than an independent third-party could have.
Sunset did not obtain a valuation or fairness opinion concerning the acquisition of U.S. Mills prior to acquiring it. Sunset's board of directors primarily considered the assets on the balance sheet of U.S. Mills, the value of U.S. Mills’s brands, and actual and prospective financial performance when setting a price for the acquisition. The board also considered the fact that the stockholders of U.S. Mills agreed to take payment, in part, in stock, notes payable and convertible debt rather than cash in setting the value of the acquisition. The fact that Sunset did not receive a valuation or fairness opinion concerning the purchase may mean that an independent third-party could have acquired U.S. Mills for a price less than Sunset paid.

Risks Relating to Our Business Operations

Our management lacks experience in operating U.S. Mills or other packaged food companies.
Sunset, together with its subsidiaries, is a newly-formed company with no operations for investors to review. A portion of our management team, including our Chief Executive Officer, has had no prior experience in operating U.S. Mills or any other consumer packaged goods company. Sunset will initially be dependent upon the industry experience of the existing management of U.S. Mills in operating our business and implementing Sunset's business plan. In the event that the management team of U.S. Mills become unavailable or is unable to work effectively with Sunset's management team to run U.S. Mills or any other companies or businesses Sunset acquires, Sunset's business and its ability to implement its business and growth plan would be adversely affected.

Because we have not patented the formulas or manufacturing methods for our products and we rely on third parties for product development, we may be vulnerable to infringement of these formulas or methods or to claims of infringement against Sunset. Loss of the use of these formulas or methods could diminish our profitability.
Although we believe that many of the formulas and processes utilized in connection with the production of U.S. Mills products may be proprietary, U.S. Mills has relied upon third-party manufacturers and producers to develop and test such formulas. U.S. Mills has not sought patent protection for such technology and it is unlikely that patent protection would be available. Sunset expects to rely on the complexity of the formulas, trade secrecy laws and on confidentiality agreements in order to protect any proprietary formulas and processes. However, there can be no assurance that such methods will be effective in preventing competitors or our third-party suppliers and manufacturers from utilizing these formulas and processes to produce competing products. If competitors of Sunset, certain of which may have significantly greater resources than Sunset, introduce products that utilize formulas and manufacturing methods that are similar or substantially the same as those currently manufactured, or that may in the future be manufactured, by Sunset, Sunset's sales, financial condition and prospects could be adversely affected.

Sunset has not attempted to ascertain or evaluate whether the formulas and processes utilized by U.S. Mills infringe on the patent or proprietary rights of others. As a result, Sunset and U.S. Mills may be subject to infringement claims. Any such claims, whether with or without merit, can be time consuming and expensive to defend, may divert management's attention and resources, could cause product shipment delays and could require Sunset to enter into costly royalty or licensing agreements. If a successful claim of product infringement is brought against Sunset or U.S. Mills, the inability to license the infringed or similar intellectual property could adversely affect our business.

Governmental regulation could result in increased costs of labeling, periodic audits and compliance as well as temporary stoppage of the distribution of our products.
Companies engaged in the manufacture, packaging and distribution of food items are subject to extensive regulation by various government agencies, including the FDA and the USDA, which, pursuant to statutes, rules, and regulations, prescribe quality, purity, manufacturing and labeling requirements. Food products are often subject to “standard of identity” requirements which are promulgated at either the federal or state level to determine the permissible qualitative and quantitative ingredient content of food. To the extent that any product that we seek to market does not conform to an applicable standard, special permission to market such a product is required. United States product labels are subject to regulation by the USDA and/or the FDA. Such regulations include standards for product descriptions, nutritional claims, label format, minimum type sizes, content and location of nutritional information panels, nutritional comparisons, and ingredient content panels. Sunset's labels, ingredients and manufacturing processes will be subject to inspection by the FDA and USDA.
Food and beverage manufacturing facilities are subject to inspections by various regulatory authorities. A finding of a failure to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of a company's facilities, subject to a period during which the company can remedy the alleged violations. While Sunset believes that all of the distributors and co-packers used by U.S. Mills are in compliance in all material respects with governmental regulations regarding current products and have obtained the material governmental permits, licenses, qualifications and approvals required for our operations, we or they may be unable to comply with such laws and regulations in the future or new governmental laws and regulations may be introduced that could prevent or temporarily inhibit the development, distribution and sale of Sunset products to consumers.
Federal regulatory authorities, including the FDA and FTC, have indicated that they are considering the development and implementation of rules and regulations that would specifically apply to the low-carbohydrate food and beverage industry. State regulators may propose similar rules and regulations. Such rules and regulations, if adopted, could include labeling requirements or regulations that could require Sunset to alter the taste or composition of its products or impose other obligations on Sunset.  Such changes could adversely affect sales and margins of Sunset, its financial condition and prospects.
As a marketer of products that are ingested by consumers, U.S. Mills and Sunset will be subject to the risk that one or more of the ingredients in products sold by them may become the subject of adverse regulatory action at the state or federal level. Such actions could include sales restrictions or prohibitions, labeling requirements or reformulation, any of which could reduce our ability to generate revenues.

Sunset’s inability to compete effectively in the packaged and specialty food and beverages industry could cause the loss of our business.

The market for packaged foods and beverages in general, and specialty foods and beverages such as those that Sunset expects to sell, is intensely competitive. We compete directly with manufacturers and distributors of other low-carbohydrate and diet/health-oriented foods and beverages, and compete generally with manufacturers and distributors of other packaged foods and beverages. Competitive factors in the packaged food and beverage industry and the low-carb food and beverage segment include product quality and taste, brand awareness among consumers, access to supermarket and other retail shelf space, price, advertising and promotion, variety of products offered, nutritional content, product packaging and package design.

Some of the competitors and potential competitors that Sunset will face are part of large, diversified food and beverage companies, such as Kraft Foods and PepsiCo, which have greater financial resources and a wider range of product offerings than Sunset. If these larger competitors choose to introduce products similar to Sunset's at lower prices, Sunset's ability to expand its market presence in new markets and to retain market share in existing markets may be adversely affected and Sunset's margins would suffer. Sunset will lack the resources to advertise and promote its products on the scale that certain of its larger competitors use to foster brand recognition of their products. If Sunset is unable to effectively promote its brands and products, the resulting lack of consumer demand could cause retailers to not allocate shelf space to Sunset's products on favorable terms, if at all. Any failure to secure and maintain retail shelf space would have a significant negative impact on Sunset's operating results. As Sunset enters new markets, it may encounter competition from regional manufacturers and distributors not active in Sunset's established markets. If these competitors use price promotions or advertising campaigns to stimulate demand for their products, Sunset could be forced to compete using similar programs, thereby increasing its costs and reducing its margins. The competitive environment for low-carb products could adversely affect Sunset's future sales and profits, financial condition and liquidity and its ability to grow its business. Sunset may be unable to compete effectively in the markets it enters.

Our inability to secure retail shelf space could limit our ability to generate revenues and sustain profitability.
Successful marketing of food and beverage products generally depends upon obtaining adequate retail shelf space for product display, particularly in supermarkets, supercenters and other large packaged food and beverage retailers. Retailers have a finite amount of shelf space in each of their stores on which food and beverage products are stocked. Like all food manufacturers, retailers may remove Sunset products from store shelves at any time if a retailer determines that sales of such products are falling short of expectations. Products of smaller companies such as Sunset are more likely to be removed from store shelves than products marketed by bigger manufacturers since larger companies can afford more expansive promotions and advertising campaigns. Ultimately, however, the decision about whether to remove or relocate a product will depend on its sales and retail margins, and how these compare to existing or new products. There can be no assurance that Sunset's products will compare favorably in sales and retail margins to existing or new food products that may be introduced in the future. Also, retailers can at their discretion relocate products to lower or higher shelf space that may make it more difficult for consumers to see or find Sunset's products. If Sunset loses shelf space, is unable to secure shelf space, or if Sunset's products are given less favorable shelf locations, Sunset's sales and financial performance will be adversely affected.
Frequently, food manufacturers and distributors incur additional costs in order to obtain additional shelf space. Whether or not Sunset incurs such costs in a particular market will depend on a number of factors, including demand for Sunset’s products, relative availability of shelf space and general competitive conditions. Sunset may incur significant shelf space or other promotional costs as a necessary condition of entering into competition or maintaining market share in particular markets or stores. If incurred, such costs may materially affect Sunset’s financial performance.

The lack of long-term agreements with retailers or distributors increases our risk of returned products and could cause a loss of revenues.
U.S. Mills has not established, and Sunset does not expect to establish, any long-term agreements with any of their respective retail customers or distributors. As a result, arrangements with respect to pricing, shelf space, cooperative advertising or special promotions, among other things, may be subject to periodic negotiation with each retailer or distributor. It is expected that retailers and distributors will make no binding long-term commitments to Sunset regarding purchase volumes and will make all purchases through short term or one-time purchase orders. It is likely that retailers or distributors could reduce their overall purchases of Sunset products, the number and variety of such products that they carry and the shelf space allotted for Sunset products or otherwise materially change the terms of Sunset's relationship at any time. If any retailer or distributor insisted on returning Sunset products for any reason, it is likely that Sunset would be forced to accept the returns as a practical matter, regardless of its legal rights. Any reduction in purchases or increase in returns could significantly harm Sunset's business, financial condition and operating results.

Regulatory or other legal action against certain customers could result in a decrease in sales of our products to such customers.
Food manufacturers have historically paid food service companies and wholesalers promotional allowances and offered discounts for reaching designated sales volumes for food and beverage products. These discounts are generally taken when retailers pay for food products, which is why they are known as “billback” discounts. These allowances and discounts may be permissible if in writing and so long as the food manufacturer does not engage in discriminatory or unfair pricing in violation of applicable antitrust law. The Securities and Exchange Commission has announced formal investigations and informal inquiries of and into accounting practices at several national food service companies and wholesalers that are centered on the payment of, and improper accounting treatment given to, promotional allowances and billback discounts. U.S. Mills may have paid, and Sunset may in the future pay, promotional allowances or slotting allowances to secure shelf space in retail stores, and offer billback discounts. While Sunset is not aware of any investigations of the customers of U.S. Mills, it is possible that one or more of Sunset's customers could become subject to regulatory or court proceedings related to these practices. If so, sales of Sunset's products to any such customers could decrease if the operations or business of such customers are adversely affected by regulatory or court proceedings.

Concentration of ownership in the food and beverage retail industry and the distribution of our products through a small number of distributors could limit or reduce our revenues.
A large portion of the historical sales of U.S. Mills were through a small number of distributors and retailers. Moreover, consolidation among grocery stores, retail supercenters and club stores, has resulted in a significant concentration of ownership of food and beverage retail sales. As a result, Sunset's future success may be dependent upon our ability to create and maintain relationships with these large retailers and distributors on both a regional and national level. If Sunset is unsuccessful in gaining entry to regions or in convincing individual chains or stores to carry its product lines, we may be unable to grow or generate profits. Retailers continually evaluate the sales performance of products they carry and if sales of Sunset's products do not meet expectations, one or more of Sunset's customers may discontinue carrying Sunset's product lines which would cause a reduction in our revenues.

Demand and supply fluctuations as well as variable or unexpected costs in the food and beverage industry could cause a decline in our revenues or prevent our making a profit.
The food and beverage industry, and the markets within the food and beverage industry in which Sunset expects to compete, are subject to various risks, including: adverse changes in general economic conditions; evolving consumer preferences; nutritional and health-related concerns; federal, state and local food inspection and processing controls; oversupply of certain products at the wholesale and retail levels; consumer product liability claims; risks of product tampering; and the availability and expense of liability insurance, and other factors that are beyond Sunset's control. Any of these factors could cause our revenues to decline or prevent our making a profit.

Product liability claims, even if invalid, could pose unexpected costs and thus hamper our profitability.
As a manufacturer and marketer of consumer food and beverage products, Sunset may be subjected to various product liability claims.  There can be no assurance that any product liability insurance maintained by Sunset will be adequate to cover any loss or exposure for product liability, or that such insurance will continue to be available on terms acceptable to Sunset.  Any product liability claim not fully covered by insurance, as well as any adverse publicity from a product liability claim, could have a material adverse effect on the financial condition or results of operations of Sunset.

Our reliance on third-party producers could cause an interruption in the supply of our products which, in turn, could cause Sunset to lose revenues.
Substantially all of the products sold by U.S. Mills are manufactured and packaged pursuant to production agreements pursuant to which such third parties agree to produce and warehouse product lines. Sunset expects that a large portion of any future products will be manufactured and packaged pursuant to similar third-party agreements. If any of Sunset's significant third-party producers terminated its relationship with us or were prevented from meeting our production needs on a timely and cost-effective basis for any reason, including regulatory or other actions taken by third parties, credit constraints on Sunset or such producers, capacity limitations or incorrect estimation of demand or production, competition for production resources, constraints in the supply of raw materials, increases in ingredient costs or the costs of production, or natural disaster, acts of terrorism or other disruptions, the resulting interruption or cessation of production would severely affect Sunset's operations and its customer relationships. Sunset may not be able to find an alternative third party producer that would agree to and could reliably manufacture Sunset products on a timely and cost effective basis. Any failure by Sunset to find alternative production sources could result in a loss of revenues and potential profits.

Shipping disruptions or the addition of fuel surcharges could result in increased costs causing a reduction in our potential profits.
Sunset and its third-party producers will rely on common carriers to ship virtually all of its products to customers and to secondary distribution facilities. These common carriers also ship ingredients, raw materials, cans, packaging and labels to Sunset's third-party producers from their respective suppliers. Any disruption or slowdown in deliveries of Sunset's products, ingredients or supplies caused by labor strikes, other labor disputes, weather conditions or other causes could significantly harm Sunset's business. Recent increases in diesel and other energy costs have led some common carriers to propose or implement fuel surcharges on some longer delivery routes. If fuel costs rise and more common carriers implement these charges, Sunset's operating costs and costs of good sold may increase and its margins may suffer.

Fluctuations in prices and availability of supplies could drive up our production costs or prevent us from selling certain products altogether.
The manufacturing costs for any products of Sunset will be subject to fluctuations in the prices of underlying ingredients.  Although Sunset believes that its requirements for products and ingredients are readily available and that its business success is not dependent on any single supplier, the failure of certain suppliers to meet performance specifications, quality standards or delivery schedules of Sunset or third-party manufacturers retained by Sunset, could make production more costly or prevent us from producing certain products.  In particular, a sudden scarcity, a substantial price increase, or an unavailability of product ingredients could increase our costs or cause us to curtail production of certain products which could reduce our potential profits.  We can provide no assurance that alternative ingredients would be available when needed and on commercially attractive terms, if at all.

Management's other activities may conflict with oversight of Sunset.
Certain of the officers of Sunset may devote a portion of their time to other business activities and personal investments. In addition, certain members of our management may serve as managers of other businesses or entities. This may create conflicts of interest with respect to the allocation of time. Sunset will attempt to resolve these conflicts in a manner that does not disrupt the operations of Sunset. However, to the extent that one or more members of Sunset's management team are unavailable to Sunset, Sunset’s operations may be materially and adversely affected.

Sunset does not intend to pay dividends on its common stock or preferred stock (other than cumulated but unpaid dividends on the preferred stock) in the foreseeable future.
There can be no assurance that the operation of Sunset will result in sufficient revenues to enable Sunset to operate at profitable levels or to generate positive cash flows. Any cash that might be available for dividends will be used instead to expand Sunset's business. Payment of any dividends in the future will depend on Sunset's financial condition, results of operations and capital requirements, as well as other factors deemed relevant by the Board of Directors.

Existing preemptive rights and preferred stock covenants could make it more difficult to obtain funding to grow our business.
Holders of our convertible preferred stock have certain pre-emptive rights and, have the right to approve certain transactions by Sunset in the future. Such rights could have an adverse effect on Sunset's ability to raise additional financing and may have an adverse effect on the trading price of the shares of Sunset. In addition, in the event that a majority of the holders of the preferred stock refuse to approve transactions with respect to which they have been granted approval rights, Sunset may be prevented from taking advantage of business or financing opportunities as they arise, which could have an adverse effect on Sunset and its business.

The market for our common stock is volatile and it trades on low volume which could make our shares difficult to value and illiquid.
The common stock of Sunset is traded on the OTC Bulletin Board. The trading volume of the Sunset common stock historically has been limited and sporadic, and the stock prices have been volatile. As a result of the limited and sporadic trading activity, the quoted price for the Sunset common stock on the over-the-counter market is not necessarily a reliable indicator of its fair market value. The price at which the common stock of Sunset will trade may fluctuate as a result of a number of factors, including, without limitation, quarterly variations in operating results and actual or anticipated announcements of new products, positive or negative announcements by competitors as well as the number of shares available for sale in the market. In addition, sales by our current stockholders, under Rule 144 or other exemption from the Securities Act, if available, or pursuant to an effective registration statement, could have a depressive effect on the price of the Common Stock.

Risks associated with low-priced securities may affect the market value of our stock.
Sunset's common stock may be subject to rules promulgated by the SEC relating to “penny stocks,” which generally apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ Small-Cap or National Market Systems, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell the Sunset Common Stock and may affect any secondary market for Sunset Common Stock. These rules could also hamper Sunset's ability to raise funds in the primary market for Sunset's Common Stock.

USE OF PROCEEDS

The shares are being registered for the account of the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

SELLING SHAREHOLDERS

This prospectus relates to shares of Common Stock that are being registered for offer and sale by Selling Shareholders who have acquired or may acquire shares of Common Stock pursuant to our 2005 Stock Incentive Plan, and who may be deemed "affiliates" of the Company. An "affiliate" is defined under the Securities Act as "a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" the company. The Selling Shareholders may resell any or all of the shares of Common Stock at any time while this prospectus is current.

We do not know the number of shares of Common Stock which will be offered for sale by the named affiliates or whether any other affiliates of the Company will want to offer shares for resale under this prospectus. Executive officers, directors or others who are considered to be affiliates of the Company who acquire Common Stock under the Plan may be added to the list of selling shareholders, and their number of shares to be sold may be increased or decreased by the use of a prospectus supplement filed with the Commission pursuant to Rule 424(b) of the Securities Act.

The inclusion of the shares of Common Stock in the table below does not constitute a commitment to sell any shares.

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock to be sold in Offering	Shares of Common Stock Beneficially Owned After the Offering
			Number	Percent
Todd Sanders, CEO and President	5,532,206	0	5,532,206	100%

Stephen K. Radusch, Chief Financial Officer	387,314	0	387,314	100%

* denotes beneficial ownership of less than 1% of the class of securities indicated.

(1) Represents shares held by the Selling Shareholders subject to outstanding employee stock options granted under the Company’s 2005 Stock Incentive Plan. Unless otherwise indicated, the shareholders have sole voting and investment power with respect to all shares shown as beneficially owned by them. However, certain shares may be deemed to be beneficially owned by more than one holder as a result of attribution of ownership among affiliated persons and entities, or pursuant to contractual or other arrangements. The inclusion of any shares for any shareholder shall not be deemed an admission that such shareholder is, for any purpose, the beneficial owner of such shares. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

PLAN OF DISTRIBUTION

Shareholders selling under this prospectus may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; - a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the sale is in compliance with the exemption.

If and to the extent required, the specific Share is to be sold, the respective purchase prices and public offering prices, the names of any agent, broker, dealer or underwriter, any applicable commissions or discounts, and other facts material to the transaction will be set forth in an accompanying prospectus supplement or, if appropriate, a post effective amendment to the registration statement that includes this prospectus.

There can be no assurance that the Selling Shareholders will sell any or all of the shares offered hereunder. In addition, there may be certain contractual or other restrictions on the ability of Selling Shareholder to sell any or all of his or her shares.

LEGAL MATTERS

The legality of the Company’s securities being registered will be passed upon by Hodgson Russ LLP.

EXPERTS

The consolidated balance sheets of Sunset Brands, Inc and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, incorporated by reference in this registration statement have been included herein in reliance on the report of Hansen, Barnett & Maxwell, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

The balance sheets of U.S. Mills, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for the years then ended, incorporated by reference in this registration statement have been included herein in reliance on the report of Kirkland, Albrecht & Fredrickson, independent public accounting firm, given on the authority of that firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation, as amended (the “Articles”), eliminates a director’s or officer’s personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer except for liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or the unlawful payment of dividends. The Articles also provide that the Company’s directors shall be indemnified to the fullest extent permitted by Nevada law.

The Company’s Bylaws provide that the Company shall indemnify the currently acting and former directors, officers, employees and agents of the Company against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the Company’s best interests, and in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. The Company is also obligated to advance expenses of officers and directors incurred in defending any such action, suit or proceeding before any resolution of the action, suit or proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company has purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements, any amendments to those reports and other information with the Commission. You may read and copy any documents filed by us with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Reports, proxy statements and information statements, any amendments to those reports and other information filed electronically by us with the Commission are available to the public at the Commission's website at http://www.sec.gov.

The following documents and information heretofore filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference:

(a)  The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005; and

(b)  The description of the Company’s Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed February 11, 2005 pursuant to Section 12 of the Exchange Act; and

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents.

You may request a copy of these documents, at no cost to you, by writing or calling us at the following address:

Sunset Brands, Inc.
10990 Wilshire Boulevard, Suite 1220
Los Angeles, California 90024
Attention: Investor Relations
(310) 478-4600

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or calling us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. More information can be found on the web sites www.sunsetbrands.com and www.usmillsinc.com.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Sunset Brands, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)  The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the Commission on April 26, 2006.

(b)  The Company’s Form 8-K/A for U.S. Mills, Inc. acquisition filed with the Commission on June 23, 2006.

(c)  The Company’s Form 10-QSB/A for the quarter ended March 31, 2006 filed with the Commission on June 20, 2006.

(d)  The description of the Company's Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on February 11, 2005 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all amendments or reports filed for the purpose of updating such description.

(e)  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.	Interest of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation, as amended (the “Articles”), eliminates a director’s or officer’s personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer except for liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or the unlawful payment of dividends. The Articles also provide that the Company’s directors shall be indemnified to the fullest extent permitted by Nevada law.

The Company’s Bylaws provide that the Company shall indemnify the currently acting and former directors, officers, employees and agents of the Company against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the Company’s best interests, and in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. The Company is also obligated to advance expenses of officers and directors incurred in defending any such action, suit or proceeding before any resolution of the action, suit or proceeding.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company has purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 8.	Exhibits.

The following exhibits are filed as part of the Registration Statement:

Exhibit No.	Description

4.1
Certificate of Amendment and Restatement of Articles of Incorporation (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 4, 2004, and incorporated herein by reference).

4.2
Certificate of Amendment to Articles of Incorporation changing the Company’s name to Sunset Brands, Inc (Filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 4, 2004, and incorporated herein by reference).

4.3
Certificate of Amendment to Articles of Incorporation effecting a one for two reverse stock split (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 28, 2005, and incorporated herein by reference).

4.4	Bylaws (Filed as Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2/A filed with the Commission on April 9, 2001, and incorporated herein by reference).

4.5	2005 Stock Incentive Plan. (Filed herewith).

5.1	Opinion (and consent) of Hodgson Russ LLP (Filed herewith).

23.1	Consent of Hodgson Russ LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Hansen, Barnett & Maxwell (Filed herewith).

23.3	Consent of Kirkland, Albrecht & Fredrickson

24	Power of Attorney (included on the signature page of this registration statement)

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 22, 2006.

SUNSET BRANDS, INC.

By:	/s/ Todd Sanders
Todd Sanders, President
and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Todd Sanders, President and Chief Executive Officer of the Registrant, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Todd Sanders	President, Chief Executive Officer	June 22, 2006
Todd Sanders	(principal executive officer),
and Director

/s/ Stephen K. Radusch	Chief Financial Officer (principal	June 22, 2006
Stephen K. Radusch	financial and accounting officer)

/s/ Linda Langdon	Director	June 22, 2006
Linda Langdon

/s/ Robert Moore	Director	June 22, 2006
Robert Moore

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1
Certificate of Amendment and Restatement of Articles of Incorporation (Filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 4, 2004, and incorporated herein by reference).

4.2
Certificate of Amendment to Articles of Incorporation changing the Company’s name to Sunset Brands, Inc (Filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 4, 2004, and incorporated herein by reference).

4.3
Certificate of Amendment to Articles of Incorporation effecting a one for two reverse stock split (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 28, 2005, and incorporated herein by reference).

4.4	Bylaws (Filed as Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2/A filed with the Commission on April 9, 2001, and incorporated herein by reference).

4.5	2005 Stock Incentive Plan (Filed herewith).

5.1	Opinion (and consent) of Hodgson Russ LLP (Filed herewith).

23.1	Consent of Hodgson Russ LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Hansen, Barnett & Maxwell (Filed herewith).

23.3	Consent of Kirkland, Albrecht & Fredrickson

24	Power of Attorney (included on the signature page of this registration statement)